Exhibit 99.1


                         [LOGO OF CARVER BANCORP, INC.]



             Contact:  David Lilly / Joseph Kuo          William Gray
                       Kekst and Company                 Carver Bancorp, Inc.
                       (212) 521-4800                    (212) 360-8840

               CARVER BANCORP, INC. REPORTS THIRD QUARTER RESULTS

         REPORTS THIRD QUARTER EPS OF $0.50 AND DECLARES $0.08 DIVIDEND

NEW YORK, NEW YORK, FEBRUARY 9, 2006 - Carver Bancorp, Inc. (the "Company" or "Carver") (AMEX: CNY), the holding company for Carver Federal Savings Bank (the "Bank"), today announced its results of operations for the three- and nine-month periods ended December 31, 2005, the third quarter of the fiscal year ending March 31, 2006 ("fiscal 2006").The Company reported $0.50 diluted earnings per share for the quarter ended December 31, 2005 compared to $0.36 diluted earnings per share for the same period last year. A $500,000 recovery of income tax expense attributable to the release of contingency reserves for closed tax examination years was included in earnings this quarter, contributing non-recurring diluted earnings per share of $0.19. While income before taxes declined $207,000, to $1.2 million compared to $1.4 million for the same period last year, net income available to common stockholders increased $383,000, to $1.3 million compared to $904,000 for the same period last year. An increase in net interest income was partially offset by lower non-interest income and higher non-interest expense in the period.

Deborah C. Wright, Chairman, President and CEO of Carver, stated: "While the third quarter continued to reflect a very challenging business climate for our industry, we are pleased that Carver generated solid operating results both year over year and on a linked quarter to quarter basis. Consistent with trends impacting the entire thrift industry, the flat yield curve continues to negatively impact our net interest margin. We therefore continued our strategy to increase assets only when accretive and to replace lower yielding securities with mortgage loans. Additionally, certain higher cost borrowings, and deposits have been replaced with lower cost deposits. Our strategy yielded a modest improvement in net interest income on a linked quarter basis and a relatively flat net interest income year over year. While fee income declined slightly on a linked quarter basis and year over year, reflecting lower mortgage prepayment penalties, our focus on expense management yielded only a minor increase on a linked quarter basis and a modest increase year over year. Although we expect continued challenges from interest rate policy and intense competition in our market to impact our net interest margin in the near term, we will continue to aggressively pursue strategies to deliver strong value to shareholders focused on growing top and bottom line results."

Ms. Wright continued: "We are once again pleased to report that as part of our commitment to deliver value to our shareholders, the Company's Board of Directors on February 7, 2006 declared a quarterly dividend of $0.08 per share for the third quarter, payable on March 7, 2006, to shareholders of record at the close of business on February 21, 2006.

INCOME STATEMENT HIGHLIGHTS

Quarterly Results
-----------------
Net income available to common stockholders increased $383,000, or 42.4%, to $1.3 million compared to $904,000 for the same period last year. These results were primarily due to a decline in income tax expense of $574,000 partially offset by an increase in non-interest expense of $161,000 and a decrease in non-interest income of $80,000, as further described below.

Net interest income increased $34,000, or 0.7%, to $4.8 million compared to $4.7 million for the same period last year. This result followed an increase in interest income of $987,000, or 13.7%, substantially offset by an increase in interest expense of $953,000, or 38.4%, compared to the same period last year. Interest income increased as a result of higher yields in both the loan and investment portfolios as well as increased real estate mortgage loan balances. Interest expense rose primarily as a result of an overall increase in deposit balances as well as an increase in the cost of certificates of deposit and money market accounts of 103 and 71 basis points, respectively.

The Company did not provide for additional loan loss reserves as the Company considers the current overall allowance for loan losses to be adequate.

Non-interest income decreased $80,000, or 6.7%, to $1.1 million compared to $1.2 million for the same period last year. Non-interest income was primarily affected by a decline in prepayment penalty income as a result of slowing mortgage refinance activity.

Non-interest expense increased $161,000, or 3.6%, to $4.7 million compared to $4.5 million for the same period last year. The increase in non-interest expense was primarily due to additional equipment and net occupancy expenses of $145,000 and $65,000, respectively, resulting from additional costs associated with one new branch and two new 24/7 ATM centers. Partially offsetting the increase in non-interest expense was a decline in employee compensation and benefits expense of $103,000. This cost savings was primarily achieved through staff attrition and reduced costs of employee benefits expenses resulting from the Bank's outsourcing efforts.

Income before taxes decreased $207,000, or 14.4%, to $1.2 million compared to $1.4 million for the same period last year. Income taxes decreased $574,000, or 111.7%, resulting in a tax recovery of $60,000 compared to an expense of $514,000 for the same period last year. The tax recovery was primarily due to a $500,000 recovery of income tax expense attributable to the release of contingency reserves for closed tax examination years.

Nine-Month Results
------------------
Net income available to common stockholders increased $586,000, or 27.3%, to $2.7 million compared to $2.1 million for the same period last year. The increase is primarily due to higher non-interest income of $380,000, a decrease of $114,000 in dividends paid for preferred stock due to conversion of the preferred stock to common stock in October 2004, an increase in net interest income of $79,000 and a decrease in income taxes of $595,000. The increase in net income available to common stockholders was substantially offset by an increase in non-interest expense of $582,000, as detailed below.

Net interest income increased by $79,000, or 0.6%, to $14.0 million compared to $13.9 million for the same period last year. Interest income increased $2.8 million, or 13.2%, compared to the same period last year primarily as a result of increased real estate mortgage loan balances. The rise in interest income was substantially offset by additional interest expense of $2.7 million, or an increase of 38.2%, compared to the same period last year, primarily due to an overall increase of 59 basis points in the average cost of deposits.

Non-interest income increased $380,000, or 12.0%, to $3.6 million compared to $3.2 million for the same period last year. Non-interest income increased as a result of the Company recognizing an impairment charge deemed other than temporary in the second quarter of fiscal 2005 of $1.5 million, resulting from the decline in market price of 150,000 shares of Independence Federal Savings Bank ("IFSB") stock that the Company held. Partially offsetting the impairment charge was the receipt of a net $1.1 million grant from the Department of the Treasury and a $94,000 gain from the sale of securities, both in the prior year. Contributing to the increase in non-interest income was an increase in depository fees and charges of $226,000, primarily resulting from higher ATM usage, growth in debit card income and commissions earned from the sale of investments and life insurance. An increase of $89,000 in other income, primarily income earned as a result of the Bank's investment in a Bank owned life insurance program, also contributed to non-interest income growth. These increases were partially offset by a decline in loan fees and service charges of $201,000, primarily as a result of decreased mortgage prepayment penalties following a continued decline in mortgage refinancing activity.

Non-interest expense increased $582,000, or 4.3%, to $14.1 million compared to $13.5 million for the same period last year. The increase in non-interest expense was due to increases in employee compensation and benefits expense of $624,000, resulting from staffing of new branches, Company-wide annual salary increases in the second quarter of fiscal 2006 and the increased cost of employee benefit plans. Also contributing to the increase in non-interest expense were additional net occupancy and equipment expenses of $268,000 and $310,000, respectively, resulting from opening new branches and 24/7 ATM centers. Partially offsetting the increase in non-interest expense was a charge of $847,000 incurred during the same period last year, which resulted from expensing previously capitalized costs related to cessation of the merger with IFSB.

Income before taxes decreased $123,000, or 3.4%, to $3.5 million compared to $3.6 million for the same period last year. Income taxes decreased $595,000, or 44.8%, to $733,000 compared to $1.3 million for the same period last year primarily due to a $500,000 recovery of income tax expense attributable to the release of contingency reserves for closed tax examination years.

FINANCIAL CONDITION HIGHLIGHTS

At December 31, 2005 total assets increased $19.6 million, or 3.1%, to $646.0 million compared to $626.4 million at March 31, 2005. The asset growth primarily reflects increases in total loans receivable, net, and cash and cash equivalents of $45.8 million and $3.8 million, respectively. The increase in total loans receivable, net, is attributable to new mortgage loan originations and purchases exceeding mortgage loan repayments. The increase in cash and cash equivalents is primarily attributable to a higher than normal cash balance at the Federal Reserve and a credit for check inclearings that was unavailable to be invested otherwise. The increase in total assets was partially offset by a decline in total securities of $29.9 million primarily as a result of maturities and repayments which generated the liquidity to fund loan additions and repay borrowings from the Federal Home Loan Bank of New York ("FHLB-NY").

At December 31, 2005, total liabilities increased $17.3 million, or 3.0%, to $597.9 million from $580.6 million at March 31, 2005. The increase in liabilities was a result of deposit growth of $28.3 million which was used primarily to fund loan growth. Partially offsetting the increase in total liabilities were decreases in advances from the FHLB-NY and other liabilities of $6.0 million and $5.0 million respectively. The reduction in advances from FHLB-NY represents the Bank's current strategy of replacing borrowings with deposits. Other liabilities decreased mainly as a result of reductions in the Bank's accrued income taxes through remittances to local, state and federal taxing authorities.

At December 31, 2005, total stockholders' equity increased $2.3 million, or 5.0%, to $48.1 million compared to $45.8 million at March 31, 2005. The increase in total stockholders' equity was primarily attributable to increased retained earnings of $2.2 million from net income derived during fiscal 2006. Additionally, an increase of $336,000 was attributable to the re-issuance of common stock the Company previously repurchased to fund its compensation and benefit programs. Partially offsetting the increase in stockholders' equity was a decline of $183,000 in accumulated other comprehensive income related to mark-to-market of the Bank's available-for-sale securities.

STOCK REPURCHASE PROGRAM

In August 2002, Carver's Board of Directors authorized a stock repurchase program to acquire up to 231,635 shares of the Company's outstanding common stock, or approximately 10 percent of the then outstanding shares. As of September 30, 2005 the Company purchased 83,584 shares at an average price of $17.03. On October 25, 2005, the Board of Directors approved accelerating repurchase of the remaining 148,051 shares under the 2002 program, or up to a $2.5 million total investment, to take place over the following 18 months. This acceleration is designed to return capital to shareholders, capitalize on current trading values, and continue funding stock-based benefit and compensation plans. Since that time, the Company has purchased an additional 7,390 shares at an average price of $15.45. As of December 31, 2005 the Company purchased a total of 90,974 shares at an average price of $16.91. Purchases for the stock repurchase program may be made from time to time on the open market and in privately negotiated transactions. The timing and actual number of shares repurchased under the plan depends on a variety of factors including price, corporate and regulatory requirements, and other market conditions.

ASSET QUALITY

At December 31, 2005, non-performing assets totaled $2.2 million, or 0.47% of total loans receivable, compared to $998,000, or 0.23% of total loans receivable, at March 31, 2005. While non performing assets have increased, the level of non performing assets to total loans remains within the range the Bank has experienced over the trailing nine quarters. At December 31, 2005, the allowance for loan losses of $4.0 million remained relatively unchanged from $4.1 million at March 31, 2005. At December 31, 2005, the ratio of the allowance for loan losses to non-performing loans was 184.1% compared to 410.7% at March 31, 2005. At December 31, 2005, the ratio of the allowance for loan losses to total loans receivable was 0.85% compared to 0.96% at March 31, 2005.

ABOUT CARVER BANCORP, INC.

Carver Bancorp, Inc. is the holding company for Carver Federal Savings Bank, a federally chartered stock savings bank. Carver Federal Savings Bank, the largest African- and Caribbean-American run bank in the United States, operates eight full-service branches and five stand-alone ATM centers in the New York City boroughs of Brooklyn, Queens and Manhattan. For further information, please visit the Company's website at www.carverbank.com.

STATEMENTS CONTAINED IN THIS NEWS RELEASE, WHICH ARE NOT HISTORICAL FACTS ARE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED, (THE "SECURITIES ACT"), AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT"). THESE FORWARD-LOOKING STATEMENTS MAY BE IDENTIFIED BY THE USE OF SUCH WORDS AS "BELIEVE," "EXPECT," "ANTICIPATE," "INTEND," "SHOULD," "WILL," "WOULD," "COULD," "MAY," "PLANNED," "ESTIMATED," "POTENTIAL," "OUTLOOK," "PREDICT," "PROJECT" AND SIMILAR TERMS AND PHRASES, INCLUDING REFERENCES TO ASSUMPTIONS. FORWARD-LOOKING STATEMENTS ARE BASED ON VARIOUS ASSUMPTIONS AND ANALYSES MADE BY THE COMPANY IN LIGHT OF MANAGEMENT'S EXPERIENCE AND ITS PERCEPTION OF HISTORICAL TRENDS, CURRENT CONDITIONS AND EXPECTED FUTURE DEVELOPMENTS, AS WELL AS OTHER FACTORS BELIEVED TO BE APPROPRIATE UNDER THE CIRCUMSTANCES. THESE STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE AND ARE SUBJECT TO RISKS, UNCERTAINTIES AND OTHER FACTORS, MANY OF WHICH ARE BEYOND THE COMPANY'S CONTROL, THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM FUTURE RESULTS EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. FACTORS WHICH COULD RESULT IN MATERIAL VARIATIONS INCLUDE, WITHOUT LIMITATION, THE COMPANY'S SUCCESS IN IMPLEMENTING ITS INITIATIVES, INCLUDING EXPANDING ITS PRODUCT LINE, ADDING NEW BRANCHES AND ATM CENTERS, SUCCESSFULLY RE-BRANDING ITS IMAGE AND ACHIEVING GREATER OPERATING EFFICIENCIES; INCREASES IN COMPETITIVE PRESSURE AMONG FINANCIAL INSTITUTIONS OR NON-FINANCIAL INSTITUTIONS; LEGISLATIVE OR REGULATORY CHANGES WHICH MAY ADVERSELY AFFECT THE COMPANY'S BUSINESS OR INCREASE THE COST OF DOING BUSINESS; TECHNOLOGICAL CHANGES WHICH MAY BE MORE DIFFICULT OR EXPENSIVE THAN WE ANTICIPATE; CHANGES IN INTEREST RATES WHICH MAY REDUCE NET INTEREST MARGINS AND NET INTEREST INCOME; CHANGES IN DEPOSIT FLOWS, LOAN DEMAND OR REAL ESTATE VALUES WHICH MAY ADVERSELY AFFECT THE COMPANY'S BUSINESS; CHANGES IN ACCOUNTING PRINCIPLES, POLICIES OR GUIDELINES WHICH MAY CAUSE THE COMPANY'S CONDITION TO BE PERCEIVED DIFFERENTLY; LITIGATION OR OTHER MATTERS BEFORE REGULATORY AGENCIES, WHETHER CURRENTLY EXISTING OR COMMENCING IN THE FUTURE, WHICH MAY DELAY THE OCCURRENCE OR NON-OCCURRENCE OF EVENTS LONGER THAN ANTICIPATED; THE ABILITY OF THE COMPANY TO ORIGINATE AND PURCHASE LOANS WITH ATTRACTIVE TERMS AND ACCEPTABLE CREDIT QUALITY; AND GENERAL ECONOMIC CONDITIONS, EITHER NATIONALLY OR LOCALLY IN SOME OR ALL AREAS IN WHICH THE COMPANY DOES BUSINESS, OR CONDITIONS IN THE SECURITIES MARKETS OR THE BANKING INDUSTRY WHICH COULD AFFECT LIQUIDITY IN THE CAPITAL MARKETS, THE VOLUME OF LOAN ORIGINATION, DEPOSIT FLOWS, REAL ESTATE VALUES, THE LEVELS OF NON-INTEREST INCOME AND THE AMOUNT OF LOAN LOSSES. THE FORWARD-LOOKING STATEMENTS CONTAINED WITHIN HEREIN ARE MADE AS OF THE DATE OF THIS REPORT, AND THE COMPANY ASSUMES NO OBLIGATION TO UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT ACTUAL RESULTS, CHANGES IN ASSUMPTIONS OR CHANGES IN OTHER FACTORS AFFECTING SUCH FORWARD-LOOKING STATEMENTS OR TO UPDATE THE REASONS WHY ACTUAL RESULTS COULD DIFFER FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS. YOU SHOULD CONSIDER THESE RISKS AND UNCERTAINTIES IN EVALUATING FORWARD-LOOKING STATEMENTS AND YOU SHOULD NOT PLACE UNDUE RELIANCE ON THESE STATEMENTS.

                                     # # #

                CARVER BANCORP, INC. AND SUBSIDIARIES
            CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                  (In thousands, except share data)

                                                                       DECEMBER 31,   MARCH 31,
                                                                          2005           2005
                                                                       ------------  -------------
                                                                       (UNAUDITED)
ASSETS
Cash and cash equivalents:
    Cash and due from banks                                               $ 16,723       $ 13,020
    Federal funds sold                                                       6,900          6,800
    Interest Earning Deposits                                                  600            600
                                                                       ------------  -------------
         Total cash and cash equivalents                                    24,223         20,420
Securities:
     Available-for-sale, at fair value (including pledged as
       collateral of $88,978 at December 31, 2005 and $112,503 at
       March 31, 2005)                                                      92,249        118,033
     Held-to-maturity, at amortized cost (including pledged as
       collateral of $26,841 at December 31, 2005 and $30,900 at
       March 31, 2005; fair value of $26,841 at December 31, 2005
       and $31,310 at March 31, 2005)                                       27,209         31,302
                                                                       ------------  -------------
          Total securities                                                 119,458        149,335
Loans receivable:
     Real estate mortgage loans                                            470,391        424,387
     Consumer and commercial business loans                                  1,430          1,697
     Allowance for loan losses                                              (4,032)        (4,097)
                                                                       ------------  -------------
          Total loans receivable, net                                      467,789        421,987
Office properties and equipment, net                                        13,500         13,658
Federal Home Loan Bank of New York stock, at cost                            5,326          5,125
Real estate owned                                                               10              -
Accrued interest receivable                                                  3,066          2,702
Other assets                                                                12,599         13,150
                                                                       ------------  -------------
          Total assets                                                   $ 645,971      $ 626,377
                                                                       ============  =============

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
     Deposits                                                            $ 484,179      $ 455,870
     Advances from the Federal Home Loan Bank of New York and
       other borrowed money                                                109,324        115,299
     Other liabilities                                                       4,363          9,407
                                                                       ------------  -------------
          Total liabilities                                                597,866        580,576
Stockholders' equity:
     Common stock (par value $0.01 per share: 10,000,000 shares authorized; 2,524,691 shares issued; 2,506,519 and 2,501,338 outstanding at December 31, 2005 and March 31, 2255,
       respectively)                                                            25             25
     Additional paid-in capital                                             23,935         23,937
     Retained earnings                                                      24,901         22,748
     Unamortized awards of common stock under ESOP and management
       recognition plan ("MRP")                                                (30)          (254)
     Treasury stock, at cost (18,172 shares at December 31, 2005
       and 23,353 shares at March 31, 2005)                                   (308)          (420)
     Accumulated other comprehensive loss                                     (418)          (235)
                                                                       ------------  -------------
          Total stockholders' equity                                        48,105         45,801
                                                                       ------------  -------------
     Total liabilities and stockholders' equity                          $ 645,971      $ 626,377
                                                                       ============  =============

                      CARVER BANCORP, INC. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

                                               THREE MONTHS ENDED        NINE MONTHS ENDED
                                                   DECEMBER 31,             DECEMBER 31,

                                               2005         2004         2005          2004
                                            -----------  ------------ ------------  -----------
Interest Income:
   Loans                                       $ 6,783       $ 5,780     $ 19,203     $ 16,897
   Mortgage-backed securities                    1,124         1,225        3,384        3,354
   Investment securities                           234           186          785          608
   Federal funds sold                               69            32          337           89
                                            -----------  ------------ ------------  -----------
     Total interest income                       8,210         7,223       23,709       20,948

Interest expense:
   Deposits                                      2,277         1,449        6,243        3,886
   Advances and other borrowed money             1,161         1,036        3,459        3,134
                                            -----------  ------------ ------------  -----------
     Total interest expense                      3,438         2,485        9,702        7,020

     Net interest income                         4,772         4,738       14,007       13,928

Provision for loan losses                            -             -            -            -
                                            -----------  ------------ ------------  -----------
     Net interest income after provision
       for loan losses                           4,772         4,738       14,007       13,928

Non-interest income:
   Depository fees and charges                     584           600        1,881        1,655
   Loan fees and service charges                   386           466        1,346        1,547
   Gain on sale of securities                        -             -            -           94
   Impairment of securities                          -             -            -       (1,472)
   Gain on sale of loans                            29            28          102           74
   Grant income                                      -             -            -        1,140
   Other                                           124           109          224          135
                                            -----------  ------------ ------------  -----------
      Total non-interest income                  1,123         1,203        3,553        3,173

Non-interest expense:
   Employee compensation and benefits            2,262         2,365        7,059        6,435
   Net occupancy expense                           591           526        1,670        1,402
   Equipment, net                                  545           400        1,475        1,165
   Merger related expenses                           -            --            -          847
   Other                                         1,270         1,216        3,894        3,667
                                            -----------  ------------ ------------  -----------
      Total non-interest expense                 4,668         4,507       14,098       13,516

      Income before income taxes                 1,227         1,434        3,462        3,585
Income tax (benefit) expense                       (60)          514          733        1,328
                                            -----------  ------------ ------------  -----------
      Net income                               $ 1,287       $   920      $ 2,729      $ 2,257
                                            ===========  ============ ============  ===========

Dividends applicable to preferred stock        $     -       $    16      $     -      $   114

      Net income available to common
        stockholders                           $ 1,287       $   904      $ 2,729      $ 2,143
                                            ===========  ============ ============  ===========

Earnings per common share:
       Basic                                   $  0.51       $  0.37      $  1.09      $  0.91
                                            ===========  ============ ============  ===========
       Diluted                                 $  0.50       $  0.36      $  1.06      $  0.87
                                            ===========  ============ ============  ===========

                      CARVER BANCORP, INC. AND SUBSIDIARIES
                               SELECTED KEY RATIOS
                                   (Unaudited)

                                                               THREE MONTHS ENDED                 NINE MONTHS ENDED
SELECTED FINANCIAL DATA:                                          DECEMBER 31,                       DECEMBER 31,
                                                         --------------------------------   -------------------------------
                                                              2005             2004             2005             2004
                                                         ---------------   --------------   --------------  ---------------
Return on average assets (1)                                       0.82 %           0.62 %           0.58 %           0.53 %
Return on average equity (2)                                      10.80             8.03             7.72             6.61
Interest rate spread (3)                                           3.03             3.28             2.97             3.27
Net interest margin (4)                                            3.23             3.42             3.17             3.43
Operating expenses to average assets (5)                           2.97             3.05             3.00             3.16
Efficiency ratio (6)                                              79.19            75.86            80.28            79.04
Equity-to-assets (7)                                               7.45             7.40             7.45             7.40

Tier I leverage capital ratio (8)                                  9.52             9.26             9.52             9.26
Tier I risk-based capital ratio (8)                               12.23            14.41            12.23            14.41
Total risk-based capital ratio (8)                                13.03            15.45            13.03            15.45

Average interest-earning assets to
  interest-bearing liabilities                                     1.09 x           1.08 x           1.09 x           1.10 x

Net income per share - basic                                      $0.51            $0.37            $1.09            $0.91
Net income per share - diluted                                    $0.50            $0.36            $1.06            $0.87
 Average shares outstanding - basic                           2,509,030        2,462,750        2,506,661        2,346,588
 Average shares outstanding - diluted                         2,561,722        2,587,487        2,566,923        2,590,653
Cash dividends                                                    $0.08            $0.07            $0.23            $0.21
Dividend payout ratio (9)                                         15.62 %          19.36 %          21.15 %          20.99 %

ASSET QUALITY RATIOS:                                             DECEMBER 31,                         MARCH 31,
                                                         --------------------------------   -------------------------------
                                                              2005             2004             2005             2004
                                                         ---------------   --------------   --------------  ---------------
Non performing assets to total assets (10)                         0.34 %           0.26 %           0.16 %           0.39 %
Non performing assets to total loans receivable (10)               0.47             0.39             0.23             0.60
Allowance for loan losses to total loans receivable                0.85             1.00             0.96             1.16
Allowance for loan losses to non-performing loans                 184.1 %          254.1 %          410.7 %          194.3 %



(1)  Net income divided by average total assets, annualized.
(2)  Net income divided by average total equity, annualized.
(3) Combined weighted average interest rate earned less combined weighted average interest rate cost.
(4)  Net interest income divided by average interest-earning assets, annualized.
(5) Non-interest expenses less loss on real estate owned divided by average total assets, annualized.
(6) Operating expenses divided by sum of net interest income plus non-interest income.
(7)  Total equity divided by assets at period end.
(8)  These ratios reflect consolidated bank only.
(9) Dividend paid on common stock during the period divided by net income available to common stockholders for the period.
(10) Non performing assets consist of non-accrual loans, loans accruing 90 days or more past due and real estate owned.

                      CARVER BANCORP, INC. AND SUBSIDIARIES
                          CONSOLIDATED AVERAGE BALANCES
                             (Dollars in thousands)
                                   (Unaudited)

                                                                     THREE MONTHS ENDED DECEMBER 31,
                                           ----------------------------------------------------------------------------------
                                                            2005                                       2004
                                           -----------------------------------------  ---------------------------------------
                                              AVERAGE                   AVERAGE         AVERAGE                    AVERAGE
INTEREST EARNING ASSETS:                      BALANCE     INTEREST     YIELD/COST       BALANCE       INTEREST   YIELD/COST
                                           ------------------------- ---------------  -------------  ----------- ------------
                                                                       (Dollars in thousands)
Loans (1)                                      $ 452,744    $ 6,783           5.99%      $ 389,757      $ 5,780        5.93%
Total securities (2)                             134,639      1,358           4.03%        160,168        1,411        3.52%
Fed funds sold                                     6,965         69           3.93%          6,626           32        1.92%
                                           -------------- ---------- ---------------  -------------  ----------- ------------
  Total interest earning assets                  594,348      8,210           5.53%        556,551        7,223        5.19%
Non-interest earning assets                       34,523                                    34,309
                                           --------------                             -------------
  Total assets                                 $ 628,871                                 $ 590,860
                                           ==============                             =============


INTEREST BEARING LIABILITIES:
Deposits:
   Checking                                     $ 22,996         18           0.31%       $ 21,792           16        0.29%
   Savings and clubs                             136,917        239           0.69%        132,066          203        0.61%
   Money market accounts                          34,136        150           1.74%         28,547           74        1.03%
   Certificates of deposit                       240,270      1,862           3.07%        223,199        1,149        2.04%
                                           -------------- ---------- ---------------  -------------  ----------- ------------
  Total deposits                                 434,319      2,269           2.07%        405,604        1,442        1.41%
Mortgagors deposits                                2,092          8           1.52%          2,091            7        1.27%
Borrowed money                                   109,053      1,161           4.22%        108,796        1,036        3.78%
                                           -------------- ---------- ---------------  -------------  ----------- ------------
  Total interest bearing liabilities             545,464      3,438           2.50%        516,491        2,485        1.91%
Non-interest-bearing liabilities:
   Demand                                         29,401                                    22,553
   Other Liabilities                               6,329                                     5,999
                                           --------------                             -------------
  Total liabilities                              581,194                                   545,043
Stockholders' equity                              47,677                                    45,817
                                           --------------                             -------------
  Total liabilities and stockholders'
    equity                                     $ 628,871                                 $ 590,860
                                           ============== ----------                  =============  -----------
Net interest income                                         $ 4,772                                     $ 4,738
                                                          ==========                                 ===========

Average interest rate spread                                                  3.03%                                    3.28%
                                                                     ===============                             ============

Net interest margin                                                           3.23%                                    3.42%
                                                                     ===============                             ============


(1) Includes non-accrual loans
(2) Includes FHLB-NY stock

                      CARVER BANCORP, INC. AND SUBSIDIARIES
                          CONSOLIDATED AVERAGE BALANCES
                             (Dollars in thousands)
                                   (Unaudited)

                                                                    NINE MONTHS ENDED DECEMBER 31,
                                            --------------------------------------------------------------------------------
                                                             2005                                    2004
                                            --------------------------------------  ----------------------------------------
                                               AVERAGE                  AVERAGE        AVERAGE                    AVERAGE
INTEREST EARNING ASSETS:                       BALANCE     INTEREST    YIELD/COST      BALANCE      INTEREST    YIELD/COST
                                            -------------------------  -----------  -------------- ------------ ------------
                                                                         (Dollars in thousands)
Loans (1)                                       $ 432,310    $19,203        5.92%       $ 376,783     $ 16,897        5.98%
Total securities (2)                              145,485      4,169        3.82%         156,054        3,962        3.39%
Fed funds sold                                     13,878        337        3.22%           9,731           89        1.21%
                                            -------------- ----------  -----------  -------------- ------------ ------------
  Total interest earning assets                   591,673     23,709        5.34%         542,568       20,948        5.15%
Non-interest earning assets                        35,413                                  28,012
                                            --------------                          --------------
  Total assets                                  $ 627,086                               $ 570,580
                                            ==============                          ==============


INTEREST BEARING LIABILITIES:
Deposits:
   Checking                                      $ 24,238         55        0.30%        $ 23,286           51        0.29%
   Savings and clubs                              138,164        689        0.66%         132,601          603        0.60%
   Money market accounts                           37,134        436        1.56%          29,645          210        0.94%
   Certificates of deposit                        232,404      5,038        2.88%         202,027        3,004        1.97%
                                            -------------- ----------  -----------  -------------- ------------ ------------
  Total deposits                                  431,940      6,218        1.91%         387,559        3,868        1.32%
Mortgagors deposits                                 2,223         25        1.49%           1,623           18        1.47%
Borrowed money                                    110,192      3,459        4.17%         106,290        3,134        3.91%
                                            -------------- ----------  -----------  -------------- ------------ ------------
  Total interest bearing liabilities              544,355      9,702        2.37%         495,472        7,020        1.88%
Non-interest-bearing liabilities:
   Demand                                          28,246                                  21,658
   Other Liabilities                                7,371                                   7,950
                                            --------------                          --------------
  Total liabilities                               579,972                                 525,080
Stockholders' equity                               47,114                                  45,500
                                            --------------                          --------------
  Total liabilities and stockholders'
    equity                                      $ 627,086                               $ 570,580
                                            ============== ----------               ============== ------------
Net interest income                                          $14,007                                  $ 13,928
                                                           ==========                              ============

Average interest rate spread                                                2.97%                                     3.27%
                                                                       ===========                              ============

Net interest margin                                                         3.17%                                     3.43%
                                                                       ===========                              ============


(1) Includes non-accrual loans
(2) Includes FHLB-NY stock